SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2010

Commission File Number: 333-146182

International Surf Resorts, Inc.
(Exact name of registrant as specified in its charter)

Nevada	20-5978559
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1097 Country Coach Dr., Suite 705, Henderson, Nevada, 89002
(Address of principal executive offices)

Registrant’s telephone number, including area code: (800) 315-0045

______________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 30, 2010, the board of directors of International Surf Resorts, Inc. (the “Registrant” or “We”) appointed Timothy Neely, 37, to serve as Chief Operating Officer effective June 30, 2010.  Over the last four years, Timothy Neely has spent significant time in San Juanico, which is where the Registrant’s property is located in Baja California, Mexico. In addition, Mr. Neely has assisted in the development of another property in San Juanico and maintains relationships with many of the local contractors. Mr. Neely is also fluent in Spanish. Mr. Neely earned a Bachelor of Arts in Communications from California State University, Fullerton in 1998. For the past sixteen years, Mr. Neely has worked as a paid fireman and currently is a Fire Captain for the Rincon Fire Department in San Diego County. Mr. Neely is not an officer or a director of any other reporting company. Mr. Neely owns 100,000 shares of the Registrant’s common stock.

Item 8.01    Other Events.

In June 2009, we launched a pilot program to determine the feasibility of operating a small surf resort in Bali. As part of the program, we purchased a wood house in Bali for $5,200 and leased the land where the house is located for $400 per month. The land is located very close to a beach which has a very good surf location.  Our president, Eduardo Biancardi, is currently living in Bali and has sanded and re-finished the house to make it suitable for living. Our president believes that we can purchase several wood houses at prices comparable to the price paid for the initial house. Over the last twelve months, the Registrant has assessed the feasibility of leasing a large plot of land near the surf location which would be suitable for multiple houses. From the research we conducted in the pilot program, our president believes that we can lease such a property and establish a small surf resort and camp in Bali. We have recently identified a property that we hope to lease and begin the process of establishing the surf resort and camp.  In order to purchase the additional houses and operate a small surf resort in this area, we will need to raise additional capital. In order to fund this project, we intend to pursue capital through public or private financing as well as borrowings and other sources, such as our officers, director and principal shareholders. We cannot guaranty that additional funding will be available on favorable terms, if at all.

In addition, during the next three to six months, our primary objective is to complete our assessment of the opportunities for our property located in San Juanico, Baja California, Mexico. We are currently assessing the feasibility of building surf casas and also the feasibility of sub-dividing our parcel into smaller parcels and selling them as we believe that we can sell the smaller lots at a significant gain on our cost. We also may build on the subdivided lots and offer the surf casas for sale as a finished product. In order to properly determine the feasibility of those projects, Tim Neely intends to travel to the property in the next three to five months. We also intend to look for opportunities to work with other companies that will assist us in our development of the property. If we are able to sub-divide our parcel into smaller parcels and sell some of the subdivided lots, we may be able to use those proceeds to fund development of the remaining parcels, or to assist in the funding of the project in Bali. We need to raise additional capital to develop the property in San Juanico and to fund the project in Bali. We cannot guaranty that additional funding will be available on favorable terms, if at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

International Surf Resorts, Inc.

Date: June 30, 2010	By:	/s/ Eduardo Biancardi
Eduardo Biancardi President